Exhibit 99.7

Amendment And Waiver Agreement

This Acknowledgment and Waiver Agreement (this “Agreement”), dated November 22, 2010, is made and entered into by and between YouBlast Global, Inc., (f/k/a/ Sahara Media, Inc.), a Delaware corporation (the “Company”), and Philmore Anderson, IV (“Anderson”).

Reference is hereby made to that certain Promissory Note (the “Note”) dated July 30, 2010 issued by the Company to Anderson and that certain 16% Debenture Due November 1, 2010 (the “Debenture” and together with the Note, the “Debt Documents”) issued by the Company to Anderson, whereby the Company received loans from Anderson for working capital and other general corporate purposes.  On November 5, 2010, the Company and John Thomas Bridge and Opportunity Fund II, L.P. entered into that certain 16% Debenture Due December 31, 2010 (the “JTBO Debenture”).  The Company has defaulted under the Debt Documents because (i) the Company has failed to repay the Debenture by November 1, 2010 (the “Payment Default”) and (ii) the Company did not repay any amounts outstanding under the Debt Documents upon the receipt of the funds from the JTBO Debenture (the “Covenant Default”).

Anderson hereby waives and releases the Company from any liability under the Debt Documents only in connection with the following items: (i) the Payment Default, (ii) the Covenant Default and (iii) any other defaults which may have occurred under the Debt Documents due to the issuance of the JTBO Debenture and the transactions contemplated thereby or otherwise prior to the date hereof (collectively, the “Defaults”), provided, that NOTHING IN THIS AGREEMENT WILL BE CONSTRUED TO CONSTITUTE A WAIVER BY ANDERSON OF ANY FUTURE DEFAULT OR EVENT OF DEFAULT BY THE COMPANY UNDER THE DEBT DOCUMENTS (AS AMENDED HEREBY).  NOTHING HEREIN SHALL BE CONSTRUED TO WAIVE ANY RIGHTS OR REMEDIES AVAILABLE TO ANDERSON OR HIS AFFILIATES PURSUANT TO THE DEBT DOCUMENTS OR BY OPERATION OF LAW OR OTHERWISE (WHICH RIGHTS SHALL BE CUMULATIVE) AS A RESULT OF ANY FUTURE DEFAULT OR EVENT OF DEFAULT.

Upon the execution of this Agreement, Anderson hereby releases any and all claims he may have against the Company or any holder of capital stock of the Company, or their respective affiliates, subsidiaries or their respective officers, directors, employees agents, representatives, successors and assigns (such persons, the “Released Parties”) arising from the Defaults.  Each party represents that they have not heretofore transferred, conveyed or assigned any claim against the other party or any portion thereof or interest therein.  Anderson irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Parties based on or arising from any claims one party may have against the other.

The definition of “Maturity Date” in the Debenture is hereby amended and restated in its entirety as follows: “FOR VALUE RECEIVED, the Company promises to pay to Philmore Anderson, IV or his registered assigns (the “Holder”) the Principal Amount together with accrued but unpaid interest upon the earlier of (A) December 31, 2010, unless such date is extended pursuant to Section 10 hereof, or (B) upon the consummation by the Company of a debt or equity financing transaction with gross proceeds to the Company of not not less than $250,000 (the “Maturity Date”), and to pay accrued interest to the Holder upon the Maturity Date on the outstanding principal amount of this Debenture at the rate of 16% per annum, payable in cash.”

This Agreement may not be changed except in a writing signed by each of the parties hereto.  This Agreement shall be binding upon Anderson and his affiliates, heirs, successors and assigns and shall inure to the benefit of the Released Parties and their respective affiliates, heirs, successors and assigns.

If any provision or provisions of this Agreement or any portion of any provision hereof, shall be deemed invalid or unenforceable pursuant to a final determination of a court of any competent jurisdiction or as a result of a future legislative action, such determination or action shall be construed so as not to effect the validity or enforceability hereof or thereof and shall not affect the validity or effect of any other provision hereof.

Each of Anderson and the Company hereby represent and warrant that it has full power and authority to enter into this Agreement, and that, upon request, either the Company or Anderson will execute any reasonable additional documents necessary or desirable in connection with the enforcement hereof.

This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of New York (excluding any conflict of law provisions) and each party hereto, for itself and its successors and assigns irrevocably submits to the non-exclusive jurisdiction of courts of the State of New York with respect to any matter arising hereunder or relating hereto.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of this 22 day of November, 2010.

YOUBLAST GLOBAL, INC.

/s/ Jeffrey D. Forster
By:	Jeffrey D. Forster
Title:	President and Chief Executive Officer

/s/ Philmore Anderson, IV
Philmore Anderson, IV

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